Huong Pham
First Trust Corporation-Datalynx
717 17th Street, Suite 2600
Denver, CO  80217

         Subject:  Roulston Funds - Shareholder Service Agreement

Dear Huong:

         Please be advised that as of October 25, 2001, Roulston & Company, Inc., the parent corporation of Roulston Research Corp., underwent a change of control that results in the "assignment" (as defined in the Investment Company Act of 1940) of the Shareholder Service Agreement between First Trust Corporation-Datalynx and Roulston Research Corp. dated December 12, 1996 (the "Agreement"). Such an assignment technically causes the automatic termination of the Agreement.

         In order for Roulston Research Corp. to be able to continue to compensate First Trust Corporation-Datalynx for its services under the Agreement after October 25, 2001, Roulston Research Corp. proposes that each party agree to continue to be bound by the terms and conditions of the Agreement as if the Agreement had not been assigned. If First Trust Corporation-Datalynx agrees to so continue to be bound by the same terms and conditions of the Agreement, please sign each copy of this letter as set forth below, retain one copy for your files and return one copy to us to acknowledge your agreement to continue to be bound by the terms and conditions of the Agreement.

         Please do not hesitate to call Kendall Konicky at 216-431-2566 or I at 216-431-3844 with any questions you may have.

                                       Sincerely,

                                   ROULSTON RESEARCH CORP.


                                   By _/s/_____________________, __VP________
                                        Charles A. Kiraly         Vice President
                                       (Name)                        (Title)

         First Trust Corporation-Datalynx hereby agrees to continue to be bound by the terms and conditions of the Agreement effective October 25, 2001, as if the Agreement had not been assigned.
                                       FIRST TRUST CORPORATION-DATALYNX

 ___11/27_______________, 2001      By __/s/____________________, __VP________
                                        Joanne Radmore Ratkal    Vice President,
                                                                  Compliance
                                       (Name)                    (Title)